EXHIBIT 99.1

CDW Reports Fourth Quarter and Full Year 2024 Earnings

(Dollars in millions, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Chg.	2024	2023	% Chg.
Net Sales	$5,186.0	$5,018.5	3.3%	$20,998.7	$21,376.0	(1.8)%
Gross Profit	$1,155.3	$1,153.8	0.1	$4,602.4	$4,652.4	(1.1)
Gross Profit Margin	22.3%	23.0%		21.9%	21.8%
Operating Income	$408.6	$435.0	(6.1)	$1,651.3	$1,680.9	(1.8)
Non-GAAP Operating Income[1]	$499.2	$518.7	(3.8)	$1,947.0	$2,039.1	(4.5)
Net Income	$264.2	$296.1	(10.8)	$1,077.8	$1,104.3	(2.4)
Non-GAAP Net Income[1]	$332.7	$349.1	(4.7)	$1,287.2	$1,346.2	(4.4)
Net Income per Diluted Share	$1.97	$2.18	(9.8)	$7.97	$8.10	(1.6)
Non-GAAP Net Income per Diluted Share[1]	$2.48	$2.57	(3.7)	$9.52	$9.88	(3.6)
Average Daily Sales[2]	$83.6	$79.7	5.0	$82.7	$84.2	(1.8)
[1] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined and reconciled to the most directly comparable US GAAP measures in the attached schedules.

[2] Defined as Net sales divided by the number of selling days. There were 62 and 63 selling days for the three months ended December 31, 2024 and 2023, respectively. There were 254 selling days for both the years ended December 31, 2024 and 2023.

VERNON HILLS, Ill., February 5, 2025 -- CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced fourth quarter and year end 2024 results. CDW also announced the approval by its Board of Directors of a $750 million increase to its share repurchase authorization and a quarterly cash dividend of $0.625 per share, which is 1 percent higher than the prior year period, to be paid on March 11, 2025 to all stockholders of record as of the close of business on February 25, 2025.
"The team delivered a solid finish to a challenging year, demonstrating our clear commitment to our customers during this period of uneven market conditions," said Christine A. Leahy, chair and chief executive officer, CDW. "Our consultative solutions strategy and customer centric approach to everything we do is more vital than ever."
"While customers remained cautious, several end-markets displayed signs of stability in the quarter and we delivered strong gross margin and excellent cash flow," said Albert J. Miralles, chief financial officer, CDW. "Our ability to optimize cash flow generation through effective management of our working capital enabled flexibility across our capital priorities - as seen by our M&A activity, share repurchases, and dividend increase."
"In this dynamic environment, our value proposition is stronger than ever as customers turn to CDW to help them address mission-critical IT and operational needs across the full IT solutions stack and lifecycle and guide them through their AI journey. For 2025, we continue to target exceeding US IT market growth by 200 to 300 basis points. To achieve this, we will maintain our laser focus on meeting the evolving needs of our more than 250,000 customers around the globe and remaining the partner of choice for more than 1,000 leading and emerging technology brands," concluded Leahy.

Fourth Quarter of 2024 Highlights:
Net sales in the fourth quarter of 2024 were $5,186 million, compared to $5,019 million in the fourth quarter of 2023, an increase of 3.3 percent. There were 62 and 63 selling days for the three months ended December 31, 2024 and 2023, respectively. On an average daily sales basis, Net sales increased 5.0 percent and Net sales on a constant currency basis increased 4.9 percent. The increase in Net sales was driven by all operating segments. While economic uncertainty continues to persist, certain end-markets experienced improvement in customer spending during the quarter. Fourth quarter Net sales performance, on an average daily sales basis, included:
•Corporate segment Net sales of $2,345 million, 4.2 percent higher than 2023.
•Small Business segment Net sales of $380 million, 4.4 percent higher than 2023.
•Public segment Net sales of $1,854 million, 6.1 percent higher than 2023. Public segment results were driven by increased Net sales to Healthcare customers by 29.5 percent, while Government and Education customers decreased by 5.6 percent and 2.2 percent, respectively.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $607 million, 5.1 percent higher than 2023.
Gross profit remained relatively consistent in the fourth quarter of 2024 at $1,155 million, compared to $1,154 million in the fourth quarter of 2023. Gross profit margin was 22.3 percent in the fourth quarter of 2024 compared to 23.0 percent in the fourth quarter of 2023. The decrease in Gross profit margin was driven by an increased mix of notebook/mobile devices and desktop Net sales and decreased rate across various product categories.
Selling and administrative expenses were $747 million in the fourth quarter of 2024, compared to $719 million in the fourth quarter of 2023, representing an increase of 3.9 percent. This increase was primarily due to a lower attainment adjustment in performance-based compensation in the current year compared to the prior year, higher workplace optimization costs and provision for expected credit losses, partially offset by lower payroll expenses.
Operating income was $409 million in the fourth quarter of 2024, compared to $435 million in the fourth quarter of 2023, representing a decrease of 6.1 percent. Non-GAAP operating income was $499 million in the fourth quarter of 2024, compared to $519 million in the fourth quarter of 2023, representing a decrease of 3.8 percent. The Operating income margin and Non-GAAP operating income margin were 7.9 percent and 9.6 percent, respectively, in the fourth quarter of 2024 compared to 8.7 percent and 10.3 percent, respectively, in the fourth quarter of 2023.
Interest expense, net includes interest expense and interest income. Interest expense, net was $57 million in the fourth quarter of 2024, compared to $53 million in the fourth quarter of 2023, representing an increase of 6.0 percent. Interest expense, net increased due to increased interest expense on higher debt levels.
The effective income tax rate was 24.8 percent in the fourth quarter of 2024, compared to 22.2 percent in the fourth quarter of 2023, which resulted in income tax expense of $87 million and $85 million, respectively. The increase in the effective income tax rate is primarily attributable to lower excess tax benefits on equity-based compensation.
Net income was $264 million in the fourth quarter of 2024, compared to $296 million in the fourth quarter of 2023, representing a decrease of 10.8 percent. Non-GAAP net income was $333 million in the fourth quarter of 2024, compared to $349 million in the fourth quarter of 2023, representing a decrease of 4.7 percent.
Weighted average diluted shares outstanding were 134 million for the fourth quarter of 2024, compared to 136 million for the fourth quarter of 2023. Net income per diluted share was $1.97 in the fourth quarter of

2024, compared to $2.18 in the fourth quarter of 2023, representing a decrease of 9.8 percent. Non-GAAP net income per diluted share was $2.48 in the fourth quarter of 2024, compared to $2.57 in the fourth quarter of 2023, representing a decrease of 3.7 percent.
Full Year 2024 Highlights:
Net sales in 2024 were $20,999 million, compared to $21,376 million in 2023, a decrease of 1.8 percent. There were 254 selling days for both the years ended December 31, 2024 and 2023. Net sales on a constant currency basis decreased 1.9 percent. The decline in Net sales was driven by all operating segments. Continued economic uncertainty and the complex technology landscape has led customers to be cautious and measured in their approach to technology spending, leading to a decline in Net sales. Full year Net sales performance included:
•Corporate segment Net sales of $8,837 million, 1.4 percent lower than 2023.
•Small Business segment Net sales of $1,524 million, 2.1 percent lower than 2023.
•Public segment Net sales of $8,158 million, 1.8 percent lower than 2023. Public results were driven by a decrease in Net sales to Government and Education customers of 6.8 percent and 4.0 percent, respectively, while Net sales to Healthcare customers increased 7.1 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $2,480 million, 2.9 percent lower than 2023.
Gross profit was $4,602 million in 2024, compared to $4,652 million for 2023, representing a decrease of 1.1 percent. Gross profit margin remained relatively consistent at 21.9 percent in 2024 compared to 21.8 percent in 2023. The increase in Gross profit margin was primarily driven by a higher contribution of netted down revenue, primarily software as a service, partially offset by lower product margin due to mix and rate in notebooks/mobile devices.
Selling and administrative expenses were $2,951 million in 2024, compared to $2,972 million in 2023, representing a decrease of 0.7 percent. This decline was primarily driven by lower performance-based compensation, including equity-based compensation, consistent with lower attainment against certain financial measures, and lower workplace optimization costs, partially offset by a higher provision for expected credit losses and transformation and other related costs in the current year.
Operating income was $1,651 million in 2024, compared to $1,681 million in 2023, representing a decrease of 1.8 percent. Non-GAAP operating income was $1,947 million in 2024, compared to $2,039 million for 2023, representing a decrease of 4.5 percent. The Operating income margin and Non-GAAP operating income margin were 7.9 percent and 9.3 percent, respectively, for 2024 compared to 7.9 percent and 9.5 percent, respectively, for 2023.
Interest expense, net includes interest expense and interest income. Interest expense, net was $215 million in 2024, compared to $227 million in 2023, representing a decrease of 5.3 percent. Interest expense, net decreased primarily due to increased interest income earned on higher average cash balances.
The effective income tax rate was 24.9 percent in 2024, compared to 23.9 percent in 2023, which resulted in income tax expense of $358 million and $346 million, respectively. The increase in the effective income tax rate is primarily attributable to lower excess tax benefits on equity-based compensation.
Net income was $1,078 million in 2024, compared to $1,104 million in 2023, representing a decrease of 2.4 percent. Non-GAAP net income was $1,287 million in 2024, compared to $1,346 million in 2023, representing a decrease of 4.4 percent.

Weighted average diluted shares outstanding were 135 million in 2024, compared to 136 million in 2023. Net income per diluted share was $7.97 in 2024, compared to $8.10 in 2023, representing a decrease of 1.6 percent. Non-GAAP net income per diluted share was $9.52 in 2024, compared to $9.88 in 2023, representing a decrease of 3.6 percent.
Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, growth, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled "Risk Factors" and "Trends and Key Factors Affecting our Financial Performance" included in our Annual Report on Form 10-K for the year ended December 31, 2023, and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission ("SEC") filings and public communications. These factors include, among others, inflationary pressures; level of interest rates; CDW's relationships with vendor partners, wholesale distributors and terms of their agreements; continued innovations in technology by CDW's vendor partners; the use or capabilities of artificial intelligence; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel, significant increases in labor costs or ineffective workforce management; potential service failures or disruptions related to our third-party outsourcing arrangements; potential adverse occurrences at one of CDW's primary facilities or third-party data centers, including as a result of climate change; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; global and regional economic and political conditions, including the impact of pandemics such as COVID-19 and armed conflicts; decreases in spending on technology products and services, including impacts of adverse change in government spending policies; potential interruptions of the flow of products from suppliers; potential failures to comply with Public segment contracts or applicable laws and regulations; current and future legal proceedings, investigations and audits, including intellectual property infringement claims; changes in laws, including regulations or interpretations thereof, or the potential failure to meet stakeholder expectations on environmental sustainability and corporate responsibility matters; CDW's level of indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; failure to maintain the ratings assigned to CDW's debt securities by rating agencies; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial condition that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP. Non-GAAP measures used by management may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
Our non-GAAP performance measures include Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales on a constant currency basis, and our non-GAAP financial condition measures include Free cash flow and Adjusted free cash flow. These non-GAAP performance measures and non-GAAP financial condition measures are collectively referred to as “non-GAAP financial measures.”
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, acquisition and integration expenses, transformation initiatives and workplace optimization. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP net income and Non-GAAP net income per diluted share exclude, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, acquisition and integration expenses, transformation initiatives, workplace optimization and their associated income tax effects. Net sales on a constant currency basis is defined as Net sales excluding the impact of foreign currency translation on Net sales. Free cash flow is defined as Net cash provided by operating activities less capital expenditures. Adjusted free cash flow is defined as Free cash flow adjusted to include certain cash flows from financing activities incurred in the normal course of operations or as capital expenditures.
We believe our non-GAAP performance measures provide analysts, investors and management with useful information regarding the underlying operating performance of our business, as they remove the impact of items that management believes are not reflective of underlying operating performance. Management uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. We also present non-GAAP financial condition measures as we believe they provide analysts, investors and management with more information regarding our liquidity and capital resources. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
Our outlook includes non-GAAP financial measures because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of our underlying performance, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable US GAAP financial measures.

About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW helps its customers to navigate an increasingly complex IT market and maximize return on their technology investments. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, February 5, 2025 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries	Media Inquiries
Steven O'Brien	Sara Granack
Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 419-7411
investorrelations@cdw.com	mediarelations@cdw.com
CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
	(unaudited)	(unaudited)		(unaudited)
Net sales	$5,186.0	$5,018.5	3.3%	$20,998.7	$21,376.0	(1.8)%
Cost of sales	4,030.7	3,864.7	4.3	16,396.3	16,723.6	(2.0)

Gross profit	1,155.3	1,153.8	0.1	4,602.4	4,652.4	(1.1)

Selling and administrative expenses	746.7	718.8	3.9	2,951.1	2,971.5	(0.7)
Operating income	408.6	435.0	(6.1)	1,651.3	1,680.9	(1.8)

Interest expense, net	(56.5)	(53.3)	6.0	(214.5)	(226.6)	(5.3)
Other expense, net	(0.6)	(1.0)	*nm	(1.4)	(4.1)	*nm

Income before income taxes	351.5	380.7	(7.7)	1,435.4	1,450.2	(1.0)

Income tax expense	(87.3)	(84.6)	3.2	(357.6)	(345.9)	3.4

Net income	$264.2	$296.1	(10.8)%	$1,077.8	$1,104.3	(2.4)%

Net income per common share:
Basic	$1.98	$2.20	(10.1)%	$8.06	$8.20	(1.8)%
Diluted	$1.97	$2.18	(9.8)%	$7.97	$8.10	(1.6)%

Weighted-average common shares outstanding:
Basic	133.1	134.1		133.8	134.6
Diluted	134.4	135.9		135.2	136.3

*nm - Not meaningful

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023	% Change(i)	Average Daily % Change(i)	2024	2023	% Change(i)
	(unaudited)	(unaudited)			(unaudited)
Corporate	$2,344.9	$2,285.6	2.6%	4.2%	$8,837.2	$8,960.8	(1.4)%

Small Business	380.0	370.0	2.7	4.4	1,523.5	1,556.0	(2.1)

Public:
Government	613.5	660.7	(7.1)	(5.6)	2,486.9	2,669.1	(6.8)
Education	557.4	579.1	(3.7)	(2.2)	3,167.3	3,298.3	(4.0)
Healthcare	683.1	535.9	27.5	29.5	2,503.5	2,338.3	7.1
Total Public	1,854.0	1,775.7	4.4	6.1	8,157.7	8,305.7	(1.8)

Other	607.1	587.2	3.4	5.1	2,480.3	2,553.5	(2.9)

Total Net sales	$5,186.0	$5,018.5	3.3%	5.0%	$20,998.7	$21,376.0	(1.8)%

(i)There were 62 and 63 selling days for the three months ended December 31, 2024 and 2023, respectively. There were 254 selling days for both the years ended December 31, 2024 and 2023. Average Daily Sales is defined as Net sales divided by the number of selling days.

CDW CORPORATION AND SUBSIDIARIES
TIMING OF REVENUE RECOGNITION
(dollars in millions)

	Three Months Ended December 31, 2024
(unaudited)	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$1,959.5	$328.6	$1,615.4	$507.9	$4,411.4
Transferred at a point in time where CDW is agent	221.6	36.4	124.2	31.3	413.5
Transferred over time where CDW is principal	163.8	15.0	114.4	67.9	361.1
Total Net sales	$2,344.9	$380.0	$1,854.0	$607.1	$5,186.0

	Three Months Ended December 31, 2023
(unaudited)	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$1,901.1	$320.8	$1,552.5	$493.9	$4,268.3
Transferred at a point in time where CDW is agent	214.7	38.5	118.5	37.0	408.7
Transferred over time where CDW is principal	169.8	10.7	104.7	56.3	341.5
Total Net sales	$2,285.6	$370.0	$1,775.7	$587.2	$5,018.5

	Year Ended December 31, 2024
(unaudited)	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$7,369.0	$1,325.6	$7,176.7	$2,101.7	$17,973.0
Transferred at a point in time where CDW is agent	807.1	146.7	526.9	126.9	1,607.6
Transferred over time where CDW is principal	661.1	51.2	454.1	251.7	1,418.1
Total Net sales	$8,837.2	$1,523.5	$8,157.7	$2,480.3	$20,998.7

	Year Ended December 31, 2023
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$7,515.7	$1,374.1	$7,411.1	$2,212.0	$18,512.9
Transferred at a point in time where CDW is agent	778.0	145.3	480.6	117.9	1,521.8
Transferred over time where CDW is principal	667.1	36.6	414.0	223.6	1,341.3
Total Net sales	$8,960.8	$1,556.0	$8,305.7	$2,553.5	$21,376.0

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2024	December 31, 2023
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$503.5	$588.7
Short-term investments	214.2	—
Accounts receivable, net of allowance for credit losses of $43.3 and $28.8, respectively	5,135.8	4,567.5
Merchandise inventory	605.3	668.1
Miscellaneous receivables	509.9	470.5
Prepaid expenses and other	404.4	410.2
Total current assets	7,373.1	6,705.0

Operating lease right-of-use assets	120.2	128.8
Property and equipment, net	192.0	195.5
Goodwill	4,620.4	4,413.4
Other intangible assets, net	1,356.6	1,369.7
Accounts receivable and other assets, noncurrent	1,016.1	472.2
Total assets	$14,678.4	$13,284.6

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$3,381.3	$2,881.0
Accounts payable - inventory financing	355.2	430.9
Current maturities of long-term debt	235.8	613.1
Contract liabilities	491.0	487.4
Accrued expenses and other liabilities	1,011.1	1,029.6
Total current liabilities	5,474.4	5,442.0

Long-term liabilities:
Debt	5,607.0	5,031.8
Deferred income taxes	167.4	171.4
Operating lease liabilities	149.1	164.0
Accounts payable and other liabilities	927.8	432.9
Total long-term liabilities	6,851.3	5,800.1

Total stockholders’ equity	2,352.7	2,042.5
Total liabilities and stockholders’ equity	$14,678.4	$13,284.6

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31, 2024	December 31, 2023
Debt and Revolver Availability
Cash and cash equivalents	$503.5	$588.7
Short-term Investments	214.2	—
Total debt	5,842.8	5,644.9
Net debt(i)	5,125.1	5,056.2
Revolver availability	1,244.1	1,208.1
Cash plus revolver availability	1,747.6	1,796.8

Working Capital(ii)
Days of sales outstanding	84	77
Days of supply in inventory	13	13
Days of purchases outstanding	(79)	(73)
Cash conversion cycle	18	17

(i)Defined as Total debt minus Cash and cash equivalents and Short-term investments.
(ii)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)

	Year Ended December 31,
	2024	2023
	(unaudited)
Net cash provided by operating activities	$1,277.3	$1,598.7

Capital expenditures	(122.6)	(148.2)
Purchase of short-term investments	(211.1)	—
Acquisition of businesses, net of cash acquired	(323.9)	(76.4)
Other	(1.6)	(5.0)
Net cash used in investing activities	(659.2)	(229.6)

Net change in accounts payable - inventory financing	(75.7)	(23.7)
Other cash flows used in financing activities	(611.2)	(1,075.0)
Net cash used in financing activities	(686.9)	(1,098.7)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12.2)	3.1
Net (decrease) increase in cash, cash equivalents and restricted cash	(81.0)	273.5
Cash, cash equivalents, and restricted cash - beginning of period	588.7	315.2
Cash, cash equivalents, and restricted cash - end of period(i)	$507.7	$588.7

Supplementary disclosure of cash flow information:
Interest paid	$(217.5)	$(233.2)
Income taxes paid, net	$(398.6)	$(401.4)

(i)    For the year ended December 31, 2024, includes $4 million of restricted cash presented within Prepaid expenses and other on the Condensed Consolidated Balance Sheets.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales on a constant currency basis for the three months and years ended December 31, 2024 and 2023 below. In addition, a reconciliation of Free cash flow and Adjusted free cash flow is included for the years ended December 31, 2024 and 2023.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2024	% of Net sales	2023	% of Net sales	2024	% of Net sales	2023	% of Net sales
Operating income, as reported	$408.6	7.9%	$435.0	8.7%	$1,651.3	7.9%	$1,680.9	7.9%
Amortization of intangibles(i)	37.7		38.2		150.9		154.4
Equity-based compensation	13.9		22.1		64.7		93.7
Transformation initiatives(ii)	11.7		11.1		34.8		27.1
Acquisition and integration expenses	10.1		5.3		12.2		30.0
Workplace optimization(iii)	15.9		5.2		25.4		47.7
Other adjustments	1.3		1.8		7.7		5.3
Non-GAAP operating income	$499.2	9.6%	$518.7	10.3%	$1,947.0	9.3%	$2,039.1	9.5%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.

(iii)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2024				2023
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$351.5	$(87.3)	$264.2	24.8%	$380.7	$(84.6)	$296.1	22.2%	(10.8)%

Amortization of intangibles(ii)	37.7	(9.8)	27.9		38.2	(10.0)	28.2
Equity-based compensation	13.9	(3.3)	10.6		22.1	(14.9)	7.2
Transformation initiatives(iii)	11.7	(3.1)	8.6		11.1	(2.9)	8.2
Acquisition and integration expenses	10.1	(1.6)	8.5		5.3	(1.4)	3.9
Workplace optimization(iv)	15.9	(4.1)	11.8		5.2	(1.3)	3.9
Other adjustments	1.4	(0.3)	1.1		1.8	(0.2)	1.6
Non-GAAP	$442.2	$(109.5)	$332.7	24.8%	$464.4	$(115.3)	$349.1	24.8%	(4.7)%

US GAAP net income per diluted share			$1.97				$2.18
Non-GAAP net income per diluted share			$2.48				$2.57
Shares used in computing US GAAP and Non-GAAP net income per diluted share			134.4				135.9

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.

(iv)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Year Ended December 31,
	2024				2023
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$1,435.4	$(357.6)	$1,077.8	24.9%	$1,450.2	$(345.9)	$1,104.3	23.9%	(2.4)%

Amortization of intangibles(ii)	150.9	(39.2)	111.7		154.4	(40.2)	114.2
Equity-based compensation	64.7	(26.7)	38.0		93.7	(47.6)	46.1
Transformation initiatives(iii)	34.8	(9.1)	25.7		27.1	(7.1)	20.0
Acquisition and integration expenses	12.2	(2.1)	10.1		30.0	(7.8)	22.2
Workplace optimization(iv)	25.4	(6.6)	18.8		47.7	(12.4)	35.3
Other adjustments	6.9	(1.8)	5.1		5.3	(1.2)	4.1
Non-GAAP	$1,730.3	$(443.1)	$1,287.2	25.6%	$1,808.4	$(462.2)	$1,346.2	25.6%	(4.4)%

US GAAP net income per diluted share			$7.97				$8.10
Non-GAAP net income per diluted share			$9.52				$9.88
Shares used in computing US GAAP and Non-GAAP net income per diluted share			135.2				136.3

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.

(iv)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NET SALES ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023	% Change(i)	Average Daily % Change(i)	2024	2023	% Change(i)

Net sales, as reported	$5,186.0	$5,018.5	3.3%	5.0%	$20,998.7	$21,376.0	(1.8)%
Foreign currency translation(ii)	—	5.5			—	32.5
Net sales, on a constant currency basis	$5,186.0	$5,024.0	3.2%	4.9%	$20,998.7	$21,408.5	(1.9)%

(i)There were 62 and 63 selling days for the three months ended December 31, 2024 and 2023, respectively. There were 254 selling days for both the years ended December 31, 2024 and 2023. Average Daily Sales is defined as Net sales divided by the number of selling days.

(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(dollars in millions)
(unaudited)

	Year Ended December 31,
	2024	2023
Net cash provided by operating activities	$1,277.3	$1,598.7
Capital expenditures	(122.6)	(148.2)
Free cash flow	1,154.7	1,450.5
Net change in accounts payable - inventory financing	(75.7)	(23.7)
Adjusted free cash flow(i)	$1,079.0	$1,426.8

(i)Defined as Cash flows provided by operating activities less capital expenditures, adjusted to include cash flows from financing activities that relate to the purchase of inventory.